Exhibit 10.2

AWARD FORMULA FOR 2014-2015

LEGGETT & PLATT, INCORPORATED

PROFITABLE GROWTH INCENTIVE PROGRAM

On February 26, 2014, the Compensation Committee (Committee) adopted the award formula and performance targets under the Profitable Growth Incentive (PGI) Program for the 2014-2015 Performance Period. Growth performance stock units (GPSUs) are granted to certain key management employees under the PGI Program including our named executive officers: David S. Haffner, Board Chair and CEO; Karl G. Glassman, President and COO; Matthew C. Flanigan, Executive Vice President and CFO; Joseph D. Downes, Jr., Senior Vice President & President – Industrial Materials and Dennis S. Park, Senior Vice President & President – Commercial Fixturing & Components.

The GPSUs are granted pursuant to the Company’s Flexible Stock Plan, amended and restated, effective as of May 10, 2012, filed March 30, 2012 as Appendix A to our Proxy Statement for the Annual Meeting of Shareholders. The Committee granted the 2014-2015 GPSUs in accordance with the Form of Profitable Growth Incentive Award Agreement and Terms and Conditions, which is filed as Exhibit 10.1 to the Company’s Form 8-K on March 3, 2014.

Each of the above executives, as well as other key management employees, were granted a number of GPSUs determined by multiplying the executive’s current base annual salary by an award multiple (approved by the Committee), and dividing this amount by the average closing price of our common stock for the 10 business days immediately following the date of our fourth quarter earnings press release. The number of GPSU’s that will ultimately vest will depend upon the Revenue Growth and EBITDA Margin of the Company (for Haffner, Glassman and Flanigan), the Industrial Materials Segment (for Downes) and the Commercial Fixturing & Components Segment plus the Consumer Products and Adjustable Bed Business Units (for Park) at the end of a 2-year Performance Period beginning January 1, 2014 and ending December 31, 2015. The percentage of vested GPSUs will range from 0% to 250% of the number granted according to the below payout schedules. Payouts will be interpolated for achievement levels falling between those set out in the schedules below.

EBITDA Margin	2014-2015 Award Payout Percentage-Corporate (Haffner, Glassman and Flanigan)
17.4%	0%	250%	250%	250%	250%	250%	250%	250%	250%
16.4%	0%	213%	250%	250%	250%	250%	250%	250%	250%
15.4%	0%	175%	213%	250%	250%	250%	250%	250%	250%
14.4%	0%	138%	175%	213%	250%	250%	250%	250%	250%
13.4%	0%	100%	138%	175%	213%	250%	250%	250%	250%
12.4%	0%	75%	100%	138%	175%	213%	250%	250%	250%
11.4%	0%	50%	75%	100%	138%	175%	213%	250%	250%
10.4%	0%	25%	50%	75%	100%	138%	175%	213%	250%
<10.4%	0%	0%	0%	0%	0%	0%	0%	0%	0%
	<3.1%	3.1%	4.1%	5.1%	6.1%	7.1%	8.1%	9.1%	10.1%
	Revenue Growth

EBITDA Margin	2014-2015 Award Payout Percentage-Industrial Materials Segment (Downes)
16.3%	0%	250%	250%	250%	250%	250%	250%	250%	250%
15.3%	0%	213%	250%	250%	250%	250%	250%	250%	250%
14.3%	0%	175%	213%	250%	250%	250%	250%	250%	250%
13.3%	0%	138%	175%	213%	250%	250%	250%	250%	250%
12.3%	0%	100%	138%	175%	213%	250%	250%	250%	250%
11.3%	0%	75%	100%	138%	175%	213%	250%	250%	250%
10.3%	0%	50%	75%	100%	138%	175%	213%	250%	250%
9.3%	0%	25%	50%	75%	100%	138%	175%	213%	250%
<9.3%	0%	0%	0%	0%	0%	0%	0%	0%	0%
	<2.8%	2.8%	3.8%	4.8%	5.8%	6.8%	7.8%	8.8%	9.8%
	Revenue Growth

EBITDA Margin	2014-2015 Award Payout Percentage-Commercial Fixturing & Components Segment Plus Consumer Products and Adjustable Bed Business Units (Park)
13.0%	0%	250%	250%	250%	250%	250%	250%	250%	250%
12.0%	0%	213%	250%	250%	250%	250%	250%	250%	250%
11.0%	0%	175%	213%	250%	250%	250%	250%	250%	250%
10.0%	0%	138%	175%	213%	250%	250%	250%	250%	250%
9.0%	0%	100%	138%	175%	213%	250%	250%	250%	250%
8.0%	0%	75%	100%	138%	175%	213%	250%	250%	250%
7.0%	0%	50%	75%	100%	138%	175%	213%	250%	250%
6.0%	0%	25%	50%	75%	100%	138%	175%	213%	250%
<6.0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
	<3.1%	3.1%	4.1%	5.1%	6.1%	7.1%	8.1%	9.1%	10.1%
	Revenue Growth

“EBITDA Margin” for the Company or applicable profit center equals the cumulative Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) over the 2-year Performance Period divided by the total Revenue over the Performance Period.

“Revenue Growth” for the Company or applicable profit center will be the compound annual growth rate (“CAGR”) of the Total Incremental Revenue compared to the Base Year Revenue. “Base Year Revenue” is the total Revenue of the Company or applicable profit center in the fiscal year immediately preceding the Performance Period. “Total Incremental Revenue” is the cumulative Revenue of the Company or applicable profit center during the Performance Period, minus two times the Base Year Revenue.

For example, assume a profit center has Base Year Revenue of $500 million and a targeted Revenue Growth of 4%. At the targeted 4% CAGR, the $500 million in Base Year Revenue would grow to $520 million in the first year, and the $520 million would grow to $541 million in the second year. Therefore, to achieve the 4% Revenue Growth Target, the profit center must produce Total Incremental Revenue of $61 million [$520 + $541 – (2 X $500)].

In determining the Revenue Growth for the Company or applicable profit center during the Performance Period, the percentage of Revenue Growth will be adjusted by the difference (positive or negative) between the Forecast GDP Growth minus the Actual GDP Growth, but such adjustment will be made only if the difference is greater than ±1.0%. The “Forecast GDP Growth” is 3.1%, representing the weighted average GDP growth forecast for 2014-2015 calculated from data published in the International Monetary Fund’s January 2014 World Economic Outlook Update for the United States (73%), Euro Area (10%), China (10%), Canada (5%) and Mexico (2%). “Actual GDP Growth” is the weighted average GDP growth for 2014-2015 calculated from data published in the International Monetary Fund’s January 2016 World Economic Outlook Update (or, in the event such publication is unavailable, a reasonable substitute report) for the same geographies and using the same weighting.

The calculations for Revenue Growth and EBITDA Margin will include results from businesses acquired during the Performance Period. Revenue Growth and EBITDA Margin will exclude results for any businesses divested during the Performance Period, and the divested businesses’ Revenue will also be deducted from Base Year Revenue. EBITDA results will be adjusted to eliminate gain, loss or expense, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in Note T to the financial statements in the Company’s 2013 Form 10-K; (iii) that are (a) extraordinary, (b) unusual in nature, or (c) infrequent in occurrence; (iv) related to the disposal of a segment of a business, or (v) related to a change in accounting principle.

Capitalized terms, not otherwise defined herein, have the meanings given to them in the Form of Profitable Growth Incentive Award Agreement and Terms and Conditions.

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